Exhibit 10.9

FOXO TECHNOLOGIES INC.

MANAGEMENT CONTINGENT SHARE PLAN

WHEREAS, pursuant to the Company’s Merger Agreement with Delwinds Insurance Acquisition Corp. (“Delwinds”), the Company is required to establish the Plan and allocate a specified amount of merger consideration to accomplish the purpose of the Plan;

NOW, THEREFORE, the Company hereby adopts the Plan effective as of the Effective Date, as follows:

1. Purpose. The Company desires to establish the Plan to secure and retain the services of certain key employees and service providers and incent such key employees and service providers to exert maximum efforts for the success of the Company and its Affiliates.

2. Eligibility and Participation in this Plan. The Persons eligible to receive Awards are the selected Employees, Consultants and Directors of the Company and its Affiliates, who will be selected to be Participants by the compensation committee of the Company’s board of directors as in effect prior to the Merger Closing (the “Pre-Merger Compensation Committee”) in its sole discretion. Upon designating a Person as a Participant, the Pre-Merger Compensation Committee will grant to such individual a Restricted Share Award.

3. Awards and Shares Issuable under the Plan. The Company agrees to make available for transfer to Participants a total of 9,200,000 Shares, all of which are eligible to be issued pursuant to Restricted Share Awards (the “Restricted Share Pool”) upon the Merger Closing.

4. Grant of Awards; Notice of Grant. Each Award shall be evidenced by a Notice of Grant in the form attached hereto as Exhibit 1. Each Notice of Grant shall set forth any additional and applicable vesting terms, distribution terms, and forfeiture terms not otherwise addressed in this Plan and such other conditions not inconsistent with the Plan as may be reflected in the applicable Notice of Grant.

5. Restricted Share Awards.

(a) Issuance of Restricted Share Awards. In connection with the Merger Closing, the Participants shall be issued a Restricted Share Award with that number of Restricted Shares that has previously been approved by the Pre-Closing Compensation Committee. Each Restricted Share Award will be subject to both a time-based vesting component and a performance-based vesting component as described below in Section 5(b).

(b) Vesting of Restricted Share Awards. Subject to satisfaction of the Service-Based Conditions set forth in Section 5(b)(i) and the Performance-Based Conditions set forth in Section 5(b)(ii) below, respectively, Restricted Share Awards will become vested under the Plan, if at all, upon the third (3rd) anniversary of the Merger Closing, the fourth (4th) anniversary of the Merger Closing, or the fifth (5th) anniversary of the Merger Closing (each date a “Vesting Date” and collectively, the “Vesting Dates”). Restricted Share Awards may also vest upon a Change in Control as provided in Section 5(d) below.

(i) Service-Based Conditions.

(A) Subject to Section 5(d) below, 60% of a Participant’s Restricted Share Award will satisfy the Service-Based Condition vesting requirement on the third anniversary of the Merger Closing if the Participant is Employed by the Company (or one of its Affiliates) on such date and has been continuously from the Date of Grant through such Vesting Date.

(B) Subject to Section 5(d) below, an additional 20% of a Participant’s Restricted Share Award will satisfy the Service-Based Condition vesting requirement on the fourth anniversary of the Merger Closing if the Participant is Employed by the Company (or one of its Affiliates) on such date and has been continuously from the Date of Grant through such Vesting Date.

(C) Subject to Section 5(d) below, an additional 20% of a Participant’s Restricted Share Award will satisfy the Service-Based Condition vesting requirement on the fifth anniversary of the Merger Closing if the Participant is Employed by the Company (or one of its Affiliates) on such date and has been continuously from the Date of Grant through such Vesting Date.

(ii) Performance-Based Conditions.

A.	A Participant’s Restricted Share Award will incrementally become vested upon satisfaction of one or more of the following three Performance-Based Conditions:

1. The operational launch of digital online insurance products by the FOXO Life Insurance Company (or its functional equivalent under a managing general agency relationship with a life insurance company), with at least 100 policies sold, within one year following the Merger Closing;

2. The signing of a commercial research collaboration agreement with an insurance company or reinsurance company for saliva-based epigenetic biomarkers in life insurance underwriting within two years following the Merger Closing; and

3. The implementation of saliva-based epigenetic biomarkers in life insurance underwriting by the Company, with at least 250 policies sold using such underwriting, within two years following the Merger Closing.

B.	Subject to Section 5(d) below, one-third of a Participant’s Restricted Share Award will be eligible to become vested and no longer subject to a risk of forfeiture with respect to the satisfaction of each Performance-Based Condition (and any other performance condition that may be memorialized in the Notice of Grant). Accordingly, for the avoidance of doubt, if two out of three of the Performance-Based Conditions are satisfied, two-thirds of a Restricted Share Award will have satisfied the Performance-Based Condition and, if all three of the Performance-Based Conditions are satisfied, 100% of a Restricted Share Award will have satisfied the Performance-Based Condition.

C.	Determination of Satisfaction of Performance-Based Conditions. The Administrator shall be solely responsible for monitoring and determining whether or not any Performance-Based Condition is achieved and any such determination shall be final and conclusive. The Administrator may utilize whatever rules and processes it believes are appropriate in this determinative process.

(c) Forfeiture of Restricted Share Awards.

(i) For each Performance-Based Condition that is not achieved within the time period allotted, one-third of each Restricted Share Award will be permanently forfeited as of the applicable measuring date for determination of whether the Performance-Based Condition has been met.

(ii) If a Participant’s Employment ends for any reason (including voluntary resignation, death, disability or termination by the Company without or without Cause) before the third anniversary of the Merger Closing, the Participant shall forfeit 100% of his/her Restricted Share Award (whether or not any portion of such Awards have satisfied one or more of the Performance-Based Conditions).

(iii) If a Participant’s Employment ends for any reason (including voluntary resignation, death, disability or termination by the Company without or without Cause) after the third anniversary but before the fourth anniversary of the Merger Closing, the Participant shall forfeit 40% of his/her Restricted Share Award that became vested under the Performance-Based Conditions. (100% of the Restricted Share Award that did not become vested due to the failure to satisfy one or more of the Performance-Based Conditions will have already been forfeited.)

(iv) If a Participant’s Employment ends for any reason (including voluntary resignation, death, disability or termination by the Company without or without Cause) after the fourth anniversary but before the fifth anniversary of the Merger Closing, the Participant shall forfeit 20% of his/her Restricted Share Award that became vested under the Performance-Based Conditions. (100% of the Restricted Share Award that did not become vested due to the failure to satisfy one or more of the Performance-Based Conditions will have already been forfeited.)

(v) If a Participant’s Employment ends due to having been terminated by the Company or any Affiliate for Cause (or Participant resigning immediately before having been terminated by the Company or an Affiliate for Cause), 100% of such Participant’s Restricted Share Award whether vested or unvested shall immediately be forfeited.

(vi) Notwithstanding the foregoing provisions of Section 5(b)(i) or Sections 5(c)(ii), (iii) and (iv), if the CEO Participant’s Employment ends due to having been terminated by the Company without Cause or due to such Participant’s death or Disability, no Service-Based Conditions under Section 5(b)(i) (or service-based forfeiture conditions under Sections 5(c)(ii), (iii) or (iv)) shall apply. For the avoidance of doubt, following the CEO Participant’s termination of Employment without Cause by the Company or due to death or Disability, the Restricted Share Award remains subject to the Performance-Based Conditions such that if and when a Performance-Based Condition has been met for a portion of the Restricted Share Award, such portion of the CEO Participant’s Restricted Shares shall become fully vested and no longer subject to any risk of forfeiture under Section 5(c).

(d) Acceleration and Waiver of Vesting on a Change in Control. In the event of a Change in Control, all vesting conditions set forth in above in Section 5(b) shall be waived and all restrictions on any then outstanding Restricted Share Awards shall lapse; provided, however, that any Restricted Share Award that was already forfeited prior to such Change in Control shall remain forfeited and shall not be affected by the acceleration provided for under this Section 5(d).

(e) Rights as Shareholder with Respect to Restricted Share Award. Prior to any Restricted Share Award becoming vested in accordance with this Plan, any shares, securities or property, including cash dividends, payable on the Restricted Share Award shall be subject to the same restrictions, terms and conditions as are imposed upon the Restricted Share Award under this Section 5 and the Notice of Grant and shall be deposited immediately in escrow with the Company until such time, if any, as the Restricted Shares become vested. No interest or other earnings shall be paid or accrue on any amounts while in escrow or pending vesting. A Participant shall have all other rights of as a Company shareholder (e.g., full voting rights).

6. Cancellation of Forfeited Shares. Any Shares from the Restricted Share Pool that did not become vested in accordance with Section 5(b)(i) by the fifth (5th) anniversary of the Merger Closing or were forfeited under Section 5(c) shall be cancelled and permanently forfeited.

7. Administration.

(a) Administration. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Notice of Grant, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective; and

(ii) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Effect of Administrator’s Decision. All determinations, interpretations and constructions made by the Administrator in good faith and consistent with the terms of the Plan shall not be subject to review by any Person and shall be final, binding and conclusive on all Persons. Any Person or Persons serving in the role of Administrator (including, without limitation, any Person on the Board) and any officer or employee of the Company or any Affiliate acting at the direction of the Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

8. Transfer Restrictions. Except with respect to transfers without consideration (other than nominal consideration) to certain persons or entities related to a Participant, including members of the Participant’s family or trusts whose beneficiaries or beneficial owners are members of the Participant’s family, no Participant shall, directly or indirectly, sell, give, assign, hypothecate, pledge, transfer, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) any Award or any right, title or interest therein or thereto.

9. Restricted Securities. Any Shares that are issued will be “restricted securities” as that term is defined in Rule 144 under the Securities Act, and will bear an appropriate restrictive legend, unless they are registered under the Securities Act. The Company is under no obligation to register any Restricted Shares.

10. Amendment of the Plan and Awards. The Board at any time, and from time to time, may amend, supplement, modify or restate the Plan, any Notice of Grant or any Award provided that any such amendment applicable to a previously outstanding Award shall not have an adverse effect on Participant or diminish the value of any previously outstanding Award under the Plan without Participant’s prior written consent.

11. Termination or Suspension of the Plan. Unless sooner terminated, the Plan shall terminate on the first to occur of (a) the date that 100% of the Restricted Shares have become vested; (b) the first business day following the fifth (5th) anniversary of the Merger Closing; or (c) the date that all unpaid Restricted Shares have been forfeited. The Board may suspend or terminate the Plan with the written consent of all remaining Participants in the Plan (at the time of the proposed suspension or termination of the Plan).

12. Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

13. No Employment or other Service Rights. Nothing in the Plan, Notice of Grant or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate the employment or service of an Employee, Consultant or Director with or without Cause.

14. Powers of Company Not Affected. The existence of any Award shall not affect in any way the rights or powers of the Company or any of its directors or shareholders to make or authorize any combination, subdivision or reclassification of shares or any reorganization, merger, consolidation, arrangement, business combination, exchange of shares, or other change in the Company’s capital structure or its business, or any issue of bonds, debentures or shares having rights or preferences equal, superior or affecting the shares or the rights thereof, or any dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15. Withholding. The Company shall have the right to withhold from any payments, issuance or release of Shares made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a Participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Shares under an Award, the Participant may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold and redeem from the distribution Shares a number of Shares having a value up to the amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld and redeemed shall be based on the value received by the Company on sale of Shares on the date that the amount of tax to be withheld shall be determined (“Tax Date”). Each Election must be made prior to the Tax Date in accordance with procedures established by the Company. The Board may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award that the right to make Elections shall not apply to such Award.

16. Section 409A of the Code. This Plan and any Notice of Grant or Award entered into or granted hereunder are intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that Participants are not subject to any tax or interest imposed under Section 409A of the Code and shall be administered, construed and interpreted in accordance with such intent; provided, that, neither the Company, any Affiliates, the Board, the Administrator, nor any other party guarantees that Participants are not subject to any tax or interest imposed under Section 409A of the Code and none of the foregoing shall have any liability to any Participant for any tax or interest imposed under Section 409A of the Code. Each Participant agrees to take any action, or refrain from any action, reasonably requested by the Company to obtain the benefit of any correction procedure promulgated under Section 409A of the Code.

17. Definitions. Capitalized terms not otherwise defined in the body of this Plan shall have the meaning assigned to each, as follows

“Administrator” shall mean the Compensation Committee of the Board on and after the Merger Closing, provided such committee is composed of independent directors, or such other committee of the Board, composed of independent directors, as is designated by the Board to administer this Plan on and after the Merger Closing.

“Affiliate” means any parent or subsidiary of the Company.

“Award” means any Restricted Share Award granted under the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company.

“Cause” means (1) conviction of a Participant for having committed a felony, (2) acts of dishonesty or moral turpitude by a Participant which are materially detrimental and adverse to the Company or any of its Affiliates, (3) material breach of a Participant’s duty of loyalty or other fiduciary duties to the Company or any of its Affiliates, (4) material failure by a Participant to obey the lawful orders of the CEO or the Board of Directors (or any committee thereof) or (5) gross negligence or intentional misconduct by a Participant in the performance of the Participant’s obligations hereunder.

“CEO” means the Chief Executive Officer of the Company.

“CEO Participant” means the CEO at the time of the Merger Closing.

“Change in Control” means the first to occur of any of the following:

(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company, provided, however, such sale, transfer, conveyance or other disposition shall not constitute a Change in Control if it does not result in a material change in the CEO and Board of Directors;

(b) The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;

(c) The acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following shall not constitute a Change in Control if such acquisition does not result in a material change in the CEO and Board of Directors); or

(d) The consummation of a transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination such reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction does not result in a material change in the CEO and Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means FOXO Technologies Inc. (and its successors and assigns).

“Consultant” means a person, excluding Employees and Directors, who performs bona fide services for the Company as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

“Date of Grant” means the date of grant of an Award under the Plan.

“Director” means a Person serving as a member of the Board.

“Disability” means that the CEO Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Effective Date” shall mean the date as of which this Plan is adopted by the Board, as in effect prior to the Merger Closing.

“Employee” means any Person employed by the Company or an Affiliate.

“Employed” or “Employment” means: (1) in the case of an Employee, the continued status as a common law employee of the Company or an Affiliate; (2) in the case of a Consultant, the continued retention of Consultant either under contract to provide services to the Company or an Affiliate or, if at the end of an existing contract, under circumstances where there is expected continuation of services and an anticipated renewal of the contract; or (3) in the case of a Director, the continuation of services as a Director.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Merger Agreement” means that Agreement and Plan of Merger dated as of February 24, 2022 by and among (i) Delwinds Insurance Acquisition Corp., (ii) DWIN Merger Sub Inc., (iii) DIAC Sponsor LLC, and (iv) the Company, as amended from time to time.

“Merger Closing” means the closing of the merger of the Company and DWIN Merger Sub Inc. under the Merger Agreement.

“Notice of Grant” means a written agreement between the Company and the Participant evidencing the terms and conditions of an individual Award in a form approved by the Administrator. Each Notice of Grant shall be subject to the terms and conditions of the Plan and need not be identical.

“Participant” means a Person holding an Award granted pursuant to the Plan.

“Performance-Based Conditions” means those performance-based vesting conditions applicable to a Restricted Share Award set forth in Section 5(b)(ii).

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, governmental authority or other entity and shall include any “group” within the meaning of the regulations promulgated by the United States Securities and Exchange Commission under Section 13(d) of the Exchange Act.

“Plan” means this FOXO Technologies Inc. Management Contingent Share Plan.

“Restricted Share Award” means any Award granted to a Participant under Section 4 from the Restricted Share Pool.

“Restricted Share Pool” means the total number of Shares available for Restricted Share Awards, which number shall be 9,200,000 Shares subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Merger Closing, including to account for any equity securities into which such shares are exchanged or converted.

“Securities Act” means the Securities Act of 1933, as amended.

“Service-Based Conditions” means those service-based vesting conditions applicable to a Restricted Share Award set forth in Section 5(b)(i).

“Shares” means shares of Class A common stock of the Company.

EXHIBIT 1

FOXO Technologies Inc. Management CONTINGENT SHARE Plan

Notice of Grant

____________, 2022

Dear _______:

Congratulations on your selection as a participant in the FOXO Technologies, Inc. Management Contingent Share Plan (the “Plan”).

This Notice of Grant, together with the Plan, sets forth your rights (your Award) under the Plan. The Plan provides additional details of your rights under the Plan and this Notice of Grant, as well as all of the conditions and limitations affecting such rights. All capitalized terms appearing in this Notice of Grant, and not defined in this Notice of Grant, shall have the defined meaning provided in the Plan. If any inconsistencies arise between the terms of this Notice of Grant and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Notice of Grant.

Grant of Your Award

Award of Restricted Shares:	You are entitled to receive ________ Restricted Shares, the terms of which (including vesting and forfeiture) are set forth in the Plan.

AGREEMENT TO PARTICIPATE

Please acknowledge your agreement to participate in the Plan and this Notice of Grant, and to abide by all of the governing terms and provisions, by signing the following representation:

By signing a copy of this Notice of Grant and returning it to the Company, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my rights under the Plan.

______________________________ FOXO Technologies Inc.

Participant

By ____________________________

Its ____________________________